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                                                                    EXHIBIT 23.2

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We have issued our report dated July 19, 1996 accompanying the consolidated financial statements of ProTechnics Company and subsidiaries as of and for the years ended March 31, 1996 and 1995. The consolidated financial statements of ProTechnics Company and subsidiaries are not presented separately, but are included in the financial statements in the Annual Report on Form 10-K of Core Laboratories N.V. for the year ended December 31, 1996. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts."

GRANT THORNTON LLP

Houston, Texas
October 31, 1997